Term Sheet 1617BE To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009, and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated September 25, 2012; Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ Autocallable Securities Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar due October 2, 2014
General
•
The securities are linked to the performance of an equally weighted basket of currencies (the “Basket”) consisting of the Korean won, the Malaysian ringgit, the Indian rupee, the Thai baht, the Singapore dollar and the Indonesian rupiah (the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”). The securities will automatically be called and will pay a premium if the Basket Performance, calculated as set forth below, is equal to or greater than zero (meaning that the Basket Currencies, as a whole, strengthened relative to the U.S. dollar) on any Observation Date. If the securities are not automatically called and the Basket Performance is less than zero (meaning the Basket Currencies, as a whole, have weakened relative to the U.S. dollar), but greater than or equal to -10.00%, you will receive $1,000 per $1,000 Face Amount of securities. However, if the securities are not automatically called and the Basket Performance is less than -10.00%, investors will lose 1.00% of their initial investment for every 1.00% of the negative Basket Performance. Investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Basket Performance is less than -10.00%. The securities do not pay any coupons. Any payment upon an automatic call of the securities or at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing October 2, 2014††.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about September 28*, 2012 (the “Trade Date”) and are expected to settle on or about October 3*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The securities are linked to the performance of an equally weighted basket consisting of the Korean won, the Malaysian ringgit, the Indian rupee, the Thai baht, the Singapore dollar and the Indonesian rupiah (each a “Basket Currency,” and together the “Basket Currencies”).

Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate†	Basket Currency Weighting
Korean won (“KRW”)	USD	Reuters Screen “KFTC18 Page”	3:30 p.m. Seoul time	1/6
Malaysian ringgit (“MYR”)	USD	MYR ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore time	1/6
Indian rupee (“INR”)	USD	INR RBIB at Reuters Page RBIB	12:00 p.m. Mumbai time	1/6
Thai baht (“THB”)	USD	THB ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore time	1/6
Singapore dollar (“SGD”)	USD	SGD ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore time	1/6
Indonesian rupiah (“IDR”)	USD	IDR ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore time	1/6
† The Initial Spot Rate for each Basket Currency will be determined on the Trade Date.
Reference Currency:	U.S. dollar (“USD”)
Automatic Call:
If the Basket Performance on any Observation Date is equal to or  greater than zero, the securities will be automatically called on the corresponding Call Settlement Date for a cash payment per $1,000 Face Amount of securities equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 8.60%**. The Observation Dates, Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below.

Observation Dates††	Call Settlement Dates††	Call Premium**	Call Payment** (Per $1,000 Face Amount)
October 1*, 2013	October 4*, 2013	8.60%	$1,086.00
March 28*, 2014	April 2*, 2014	12.90%	$1,129.00
September 29*, 2014 (Final Valuation Date)	October 2*, 2014 (Maturity Date)	17.20%	$1,172.00
** The actual Call Premiums and Call Payments will be determined on the Trade Date and will not be less than the respective Call Premiums and Call Payments as set forth above.
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity per $1,000 Face Amount of securities will be:
•      If the Basket Performance is greater than or equal to -10.00%, you will be entitled to receive a cash Payment at Maturity of $1,000 per $1,000 Face Amount of securities.
•      If the Basket Performance is less than -10.00%, you will be entitled to receive a cash Payment at Maturity, calculated as follows:

$1,000 + ($1,000 x Basket Performance)
In no event will the Payment at Maturity be less than zero. If the securities are not called and the Basket Performance is less than -10.00%, you will lose a significant portion or all of your investment at maturity.

Basket Performance:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
(Ending Basket Level – Starting Basket Level) / Starting Basket Level
(Key Terms continued on next page)
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per security	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $985.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
September 25, 2012

(Key Terms continued from previous page)
Starting Basket Level:	Set equal to 100 on the Trade Date.
Ending Basket Level:	The Ending Basket Level will be calculated as follows:

100 x [1  + (KRW Performance x 1/6) + (MYR Performance x 1/6) + (INR Performance x 1/6) + (THB Performance x 1/6) + (SGD Performance x 1/6) + (IDR Performance x 1/6)]
The KRW Performance, MYR Performance, INR Performance, THB Performance, SGD Performance and IDR Performance will each equal the Currency Performance of the respective Basket Currency against the U.S. dollar, expressed as a percentage.

Currency Performance:	For each Basket Currency, the Currency Performance (expressed as a percentage) will be calculated as follows:
Initial Spot Rate – Final Spot Rate Initial Spot Rate

Because the Currency Performance is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, the maximum positive Currency Performance for each Basket Currency will equal 100%, but there is no comparable limit on the negative Currency Performance.

Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the relevant date of calculation.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates” below.  The Spot Rate for each Basket Currency is expressed as units of such Basket Currency per U.S. dollar. For each Basket Currency, a higher Spot Rate indicates a weakening of such Basket Currency against the U.S. dollar, while a lower Spot Rate indicates a strengthening of such Basket Currency against the U.S. dollar.

Final Valuation Date††:	September 29*, 2014
Maturity Date††:	October 2*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1LS8 / US2515A1LS87
*      Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Call Settlement Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
†† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. In addition to what is provided under "Description of Securities -- Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement, in the event that an Observation Date is postponed, the relevant Call Settlement Date will be the third business day after the Observation Date as postponed.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment on the Securities, Assuming a Range of Hypothetical Performances for the Spot Rate?

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical Call Payment upon an automatic call on any of the Observation Dates and assumes Call Premiums of 8.60%, 12.90% and 17.20% for the respective Observation Dates.

Observation Dates	Call Settlement Dates	Call Premium	Call Payment (per $1,000 Face Amount)
October 1, 2013	October 4, 2013	8.60%	$1,086.00
March 28, 2014	April 2, 2014	12.90%	$1,129.00
September 29, 2014 (Final Valuation Date)	October 2, 2014 (Maturity Date)	17.20%	$1,172.00

If the securities are not called:

The following table illustrates how the hypothetical Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities are not called prior to maturity and reflect a Starting Basket Level of 100. The numbers appearing below have been rounded for ease of analysis.

Ending Basket Level	Basket Performance	Payment at Maturity	Return on the Securities
200.00	100.00%	N/A	N/A
190.00	90.00%	N/A	N/A
180.00	80.00%	N/A	N/A
170.00	70.00%	N/A	N/A
160.00	60.00%	N/A	N/A
150.00	50.00%	N/A	N/A
140.00	40.00%	N/A	N/A
130.00	30.00%	N/A	N/A
120.00	20.00%	N/A	N/A
110.00	10.00%	N/A	N/A
100.00	0.00%	N/A	N/A
95.00	-5.00%	$1,000.00	0%
90.00	-10.00%	$1,000.00	0%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

The following examples illustrate how the hypothetical returns set forth in the table are calculated.

Example 1: The Ending Basket Level is greater than the Starting Basket Level (the Basket Currencies, as a whole, strengthen relative to the U.S. dollar), resulting in a Basket Performance of 20.00% on the first Observation Date. Because the Basket Performance of 20.00% on the first Observation Date is greater than zero, the securities are automatically called, and the investor will receive a cash payment of $1,086.00 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 + ($1,000 x 8.60%) = $1,086.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Ending Basket Level is greater than the Starting Basket Level (the Basket Currencies, as a whole, strengthen relative to the U.S. dollar), resulting in a Basket Performance of 10.00% on the Final Valuation Date. Because the last Observation Date is scheduled to be the Final Valuation Date, and the Basket Performance of 10.00% is greater than zero, the securities are automatically called, and the investor will receive a cash payment of $1,172.00 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 + ($1,000 x 17.20%) = $1,172.00

Example 3: The securities are not automatically called and the Ending Basket Level is less than the Starting Basket Level (the Basket Currencies, as a whole, weaken relative to the U.S. dollar), resulting in a Basket Performance of -5.00%. Even though the Basket Performance of -5.00% is negative, because the Basket Performance is greater than -10.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities are not automatically called and the Ending Basket Level is less than the Starting Basket Level (the Basket Currencies, as a whole, weaken relative to the U.S. dollar), resulting in a Basket Performance of -20.00%. Because the Basket Performance of -20.00% is less than -10.00%, the investor will receive a Payment at Maturity of $800.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -20.00%) = $800.00

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS – The securities are designed for investors who believe that the Basket Currencies, as a whole, will not depreciate relative to the U.S. dollar  over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Basket Performance is less than -10.00% on the Final Valuation Date.  If the securities are automatically called, you will receive a positive return reflecting the Call Premium for the applicable Observation Date. If the securities are not automatically called and the Basket Performance is equal to or greater than -10.00%, you will receive your initial investment amount at maturity. If the Basket Performance is less than -10.00%, you will receive at maturity a return on the securities reflecting the full negative Basket Performance, and you will lose a significant portion or all of your investment. Because the securities are our senior unsecured obligations, payment of any amount on the securities maturity or upon an automatic call is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the securities is approximately two years, the securities will be called if the Basket Performance is equal to or greater than zero on any Observation Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of approximately 8.60% per annum. The actual Call Premium will be determined on the Trade Date.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the securities is linked to the performance of a Basket consisting of the Korean won, the Malaysian ringgit, the Indian rupee, the Thai baht, the Singapore dollar and the Indonesian rupiah, which we refer to collectively as the Basket Currencies, relative to the U.S. dollar, which we refer to as the Reference Currency.  Accordingly, the level of the Basket will increase as the Basket Currencies, as a whole, appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies, as a whole, depreciate relative to the U.S. dollar.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions and certain representations by us, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, you should not recognize taxable income or loss prior to the maturity or disposition of your securities (including pursuant to a call). The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the tax consequences of ownership and disposition of your securities could be materially and adversely affected. The remainder of this discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Your gain or loss on the securities should be treated as ordinary income or loss pursuant to certain rules under Section 988 of the Internal Revenue Code (the “Code”) unless, before the close of the day on which you acquire your securities, you make a valid election pursuant to the Treasury regulations under Section 988 to treat such gain or loss as capital gain or loss (a “capital gain election”). Our special tax counsel believes it is reasonable to treat the capital gain election as available and that there should be no adverse consequences as a result of having made a protective capital gain election. However, because there is no direct legal authority addressing the availability of the election for instruments such as the securities, our special tax counsel is unable to conclude that it is more likely than not that the election is available.

To make the capital gain election (assuming it is available), you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to the election and file a prescribed statement verifying the election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming that you are permitted to, and do, make the election, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of maturity or disposition you have held the securities for more than one year. The deductibility of capital losses is subject to limitations. If you do not make a valid capital gain election, special reporting rules could apply if your ordinary losses under Section 988 exceed a specified threshold.

It is possible that the securities could be treated as “foreign currency contracts” under the mark-to-market regime of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income or loss as if the securities had been sold for fair market value).  Under this treatment, if applicable, gain or loss recognized on marking the securities to market and on maturity or disposition of the securities would be ordinary in character absent a valid capital gain election.  If the election were available and a valid election were made, gain or loss recognized on marking the securities to market and on maturity or disposition of the securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling concluding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether the securities are automatically called, and if the securities are not called, on the Basket Performance. If the securities are not automatically called, you will not receive a positive return on the securities.  Moreover, if the securities are not automatically called and the Basket Performance, calculated as set forth herein, is less than -10.00%, your investment will be fully exposed to the negative Basket Performance, and you will lose a significant portion and may lose all of your investment in the securities.  Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
THE MAXIMUM RETURN TO THE SECURITIES IS LIMITED TO THE CALL PREMIUM —The appreciation potential of the securities is limited to the pre-specified Call Premium on the relevant Observation Date, regardless of the performance of the Basket. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as one year, and your return on the securities would be less than what you would receive if the securities were called on a later Observation Date.  If the securities are not automatically called, you will not realize a positive return on the securities, and you may lose up to 100% of your initial investment if the Basket Performance is less than -10.00%.

•
REINVESTMENT RISK – If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Call Payment or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Call Payment or Payment at Maturity owed to you under the terms of the securities.

•
BECAUSE OF THE FORMULAS USED FOR CALCULATING THE CURRENCY PERFORMANCE, THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE —  Because the Currency Performance of each Basket Currency is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, the maximum Currency Performance will equal 100%. In addition, because the Currency Performance is calculated in this manner, there is no comparable limit on the negative Currency Performance of a Basket Currency. Consequently, even if a majority of the Basket Currencies were to appreciate relative to the Reference Currency, that positive performance could be offset by severe depreciation of one or more of the other Basket Currencies relative to the Reference Currency. For example, if the Currency Performances of five Basket Currencies are each 20%, and the Currency Performance of the sixth Basket Currency is -190%, the Basket Performance will equal -15%, and investors will be fully exposed to the negative Basket Performance.

•
GAINS IN THE CURRENCY PERFORMANCE OF ONE BASKET CURRENCY MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF THE OTHER BASKET CURRENCIES – The securities are linked to the performance of the Basket, which is composed of six currencies with equal weightings. The Basket Performance will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Performance formula set forth herein. Therefore, a positive Currency Performance of one Basket Currency may be offset, in whole or in part, by negative Currency Performances of the other Basket Currencies of lesser, equal or greater magnitude, which may result in an aggregate Basket Performance less than zero.

•
THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the securities may not be reflected in the calculation of the Payment at Maturity.  The Basket Performance will be calculated only on the Observation Dates and the Final Valuation Date, and will be based on the Final Spot Rates of the Basket Currencies. As a result, the Basket Performance may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the securities before moving to unfavorable levels on the relevant Observation Dates or the Final Valuation Date.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower payment in respect of the securities than you would have received if you had made a direct, uncapped investment in the Basket Currencies. In addition, the Basket Performance is based on the Currency Performances of each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
CURRENCY MARKETS MAY BE VOLATILE – The securities are linked to the performance of the Korean won, the Malaysian ringgit, the Indian rupee, the Thai baht, the Singapore dollar and the Indonesian rupiah, as Basket Currencies, relative to the U.S. dollar, as Reference Currency, and investors should consider factors that could affect the Basket Currencies or the Reference Currency during the term of the securities. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is a greater possibility of nationalization, expropriation or confiscation, political changes, government regulation changes and social instability relative to their industrialized counterparts. Future political changes may adversely affect the economic conditions of an emerging or developing nation. Political or economic instability in emerging market countries is likely to have an adverse effect on the performance of the Basket Currencies relative to the Reference Currency, and, consequently, the return on the securities.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of and return on the securities.

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THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Basket Currencies and the value of the securities.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rates of the Basket Currencies, and therefore, on the return on your securities. Limited liquidity relating to the Basket Currencies may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performance using its normal means. The resulting discretion by the calculation agent in determining the Currency Performance could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES – It is impossible to predict whether the Spot Rates for any of the Basket Currencies will rise or fall.  The Spot Rates for the Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance, Call Payment or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance, Call Payment or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Final Spot Rate of any Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity or Call Payment described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – While we expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies relative to the Reference Currency;
•	the time remaining to maturity of the securities;
•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the Reference Currency;
•	interest rates and yields in the market generally and in the markets of the Basket Currencies and the Reference Currency;
•	a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Currencies on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Basket Currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if a Spot Rate is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described above under “Tax Consequences.” Even if this treatment is respected, substantial uncertainties remain. For instance, you may not be permitted to make a capital gain election with respect to your securities. It is also possible that you will be required to mark your securities to market at the end of each tax year. In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling concluding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could affect the value of the Basket Currencies and, as a result, could decrease the likelihood the securities are automatically called and the amount you may receive on the securities at maturity.

Spot Rates
The Spot Rate for the Korean won on each date of calculation will be the U.S. dollar/Korean won market average rate, expressed as the amount of Korean won per one U.S. dollar, for settlement in two business days, as reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen “KFTC18 Page” to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on such date of calculation or as soon thereafter as practicable.

The Spot Rate for the Malaysian ringgit will be the U.S. dollar/Malaysian ringgit spot rate at approximately 11:00 a.m. Singapore time, expressed as the amount of Malaysian ringgits per one U.S. dollar, for settlement in two business days, as reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:00 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Thai baht on each date of calculation will be the U.S. dollar/Thai baht spot rate at 11:00 a.m. Singapore time, expressed as the amount of Thai baht per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “THB” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Singapore dollar on each date of calculation will be the U.S. dollar/Singapore dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Singapore dollars per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Indonesian rupiah on each date of calculation will be the U.S. dollar/Indonesian rupiah spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the relevent Observation Date or Final Valuation Date may be postponed and the Spot Rate for such Basket Currency may be selected by the calculation agent in good faith and in a commercially reasonable manner, as described under “Description of the Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Historical Information
The following tables and graphs show the historical exchange rates for the Basket Currencies against the U.S. dollar. In each case, the tables use daily exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for period-end exchange rates. The graphs use daily exchange rates that are based on Bloomberg end-of-day quotations. The following tables show the historical high, low and period-end exchange rates for each Basket Currency for the period from January 2, 2002 through September 25, 2012. The numbers appearing in the tables may have been rounded for ease of analysis. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from September 25, 2002 through September 25, 2012.

The historical data set forth below are for illustrative purposes only and are not indicative of the future values of the Spot Rates as set forth above, future performance of the Basket Currencies or the Basket Performance. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following tables or graphs during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the following tables, for each Basket Currency, a higher exchange rate indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar.

The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Korean won
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through September 25, 2012
(expressed as units of Korean won per U.S. dollar)

Korean won	High	Low	Period End
2002	1,335.20	1,157.50	1,185.70
2003	1,263.50	1,144.85	1,192.10
2004	1,198.00	1,034.95	1,035.10
2005	1,062.30	989.23	1,010.00
2006	1,010.50	912.90	929.70
2007	953.55	899.69	935.37
2008	1,524.58	931.90	1,259.55
2009	1,597.45	1,149.40	1,164.00
2010	1,277.85	1,102.85	1,126.00
2011	1,208.25	1,048.30	1,152.45
2012 (through September 25, 2012)	1,185.53	1,112.05	1,119.45

Past performance is not indicative of future performance.

Malaysian Ringgit
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through September 25, 2012
(expressed as units of Malaysian Ringgits per U.S. dollar)

Malaysian ringgit	High	Low	Period End
2002	3.8040	3.7920	3.7995
2003	3.8003	3.7995	3.8000
2004	3.8050	3.7950	3.8000
2005	3.8050	3.7405	3.7795
2006	3.7797	3.5220	3.5270
2007	3.5300	3.3040	3.3115
2008	3.6435	3.1301	3.4675
2009	3.7365	3.3459	3.4265
2010	3.4545	3.0605	3.0635
2011	3.2155	2.9342	3.1680
2012 (through September 25, 2012)	3.2072	2.9927	3.07030

Past performance is not indicative of future performance.

Indian rupee
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through September 25, 2012
(expressed as units of Indian rupees per U.S. dollar)

Indian rupee	High	Low	Period End
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2058	48.8025
2009	52.1800	45.8050	46.5250
2010	47.7450	43.9750	44.7050
2011	54.3050	43.8550	53.0650
2012 (through September 25, 2012)	57.3275	48.6087	53.3750

Past performance is not indicative of future performance.

Thai baht
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through September 25, 2012
(expressed as units of Thai baht per U.S. dollar)

Thai baht	High	Low	Period End
2002	44.28	40.23	43.11
2003	43.30	38.94	39.62
2004	41.78	38.81	38.92
2005	42.20	38.17	41.03
2006	41.06	35.08	35.45
2007	36.45	32.85	33.72
2008	35.86	30.58	34.74
2009	36.44	33.03	33.37
2010	33.54	29.46	30.06
2011	31.79	29.63	31.55
2012 (through September 25, 2012)	32.00	30.20	30.89

Past performance is not indicative of future performance.

Singapore dollar
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through September 25, 2012
(expressed as units of Singapore dollars per U.S. dollar)

Singapore dollar	High	Low	Period End
2002	1.8539	1.7280	1.7346
2003	1.7890	1.6980	1.6995
2004	1.7306	1.6288	1.6318
2005	1.7065	1.6163	1.6630
2006	1.6635	1.5320	1.5378
2007	1.5479	1.4356	1.4401
2008	1.5349	1.3451	1.4301
2009	1.5582	1.3780	1.4049
2010	1.4274	1.2796	1.2834
2011	1.3199	1.1992	1.2966
2012 (through September 25, 2012)	1.3006	1.2176	1.2248

Past performance is not indicative of future performance.

Indonesian rupiah
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2002 through September 25, 2012
(expressed as units of Indonesian rupiahs per U.S. dollar)

Indonesian rupiahs	High	Low	Period End
2002	10,550.00	8,427.00	8,950.00
2003	9,160.00	8,095.00	8,420.00
2004	9,595.00	8,299.00	9,270.00
2005	10,875.00	9,115.00	9,830.00
2006	9,846.00	8,694.00	8,995.00
2007	9,482.00	8,650.00	9,393.00
2008	13,000.00	9,045.00	11,120.00
2009	12,160.00	9,280.00	9,404.00
2010	9,440.00	8,881.00	8,996.00
2011	9,367.00	8,458.00	9,069.00
2012 (through September 25, 2012)	9,662.00	8,875.00	9,582.00

Past performance is not indicative of future performance.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket on the trading days from September 25, 2007 through September 25, 2012. The Basket closing level on any of these trading days is calculated as if such day were the Final Valuation Date, assuming September 25, 2007 was the Trade Date. The following graph assumes the Basket closing level on September 25, 2012 was 100 and the Basket Currency Weightings were as specified on the cover page of this term sheet.

Supplemental Plan of Distribution
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.